Exhibit 10.11

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”) is made as of November 18, 2005 (the “Effective Date”) by and between CARDIOMEMS, INC., a Delaware corporation with its principal place of business located at 75 Fifth Street, N.W., Suite 440, Atlanta, GA 30308 (“Supplier”), and MEDTRONIC, INC., a Minnesota corporation with its principal place of business located at 710 Medtronic Parkway, Minneapolis, MN 55432 (“Purchaser”). Purchaser and Supplier may be referred to herein individually as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, Supplier has considerable experience in the design and manufacture of microelectromechanical sensors;

WHEREAS, pursuant to that certain License and Development Agreement of even date herewith (the “License Agreement”), Supplier has agreed to develop a microelectromechanical sensor for use in connection with Purchaser’s implantable leads and implantable powered devices to address impaired cardiac function and/or hypertension, in return for royalties on sales of products incorporating such sensors and payment of certain milestones;

WHEREAS, Purchaser wishes to purchase from Supplier a supply of such sensors for incorporation by Purchaser into products for in human clinical studies and products for commercial sale; and

WHEREAS, Supplier is willing to supply Purchaser with such sensors pursuant to the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, Purchaser and Supplier hereby agree as follows:

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 1

DEFINITIONS

As used in this Agreement, capitalized terms not otherwise defined below shall have the meanings ascribed to such terms in the License Agreement, and the following capitalized terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a Party, any corporation or other business entity controlling, controlled by or under common control with such Party. The term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

1.2 “Certificate of Compliance” shall have the meaning set forth in Section 3.1.

1.3 “Change of Control” shall mean any of the following events:

(a) A merger, consolidation, exchange, or reorganization to which Supplier is a party if the individuals and entities who were shareholders of Supplier immediately prior to the effective date of such transaction have, immediately following the effective date of such transaction, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

(b) Approval by the shareholders of Supplier of a plan of complete liquidation of Supplier or of an agreement for the sale or disposition by Supplier of all or substantially all Supplier’s assets;

(c) The sale or transfer of all or substantially all of the assets of Supplier relating to the manufacture of any Supply Deliverable;

2.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) The acquisition after the date hereof, without prior approval by the “Continuity Directors” as such term is defined below, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Supplier representing, in the aggregate, [*] or more of the total combined voting power of all classes of Supplier’s then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert;

(e) The acquisition after the date hereof of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Supplier representing, in the aggregate, more than fifty percent (50%) of the total combined voting power of all classes of Supplier’s then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert; or

(f) A change in the composition of the Board at any time after the date hereof such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who either: (i) were directors as of the date hereof; or (ii) were elected by, or on the nomination or recommendation of, [*] of the then-existing Continuity Directors.

1.4 “[*] Specifications” means the specifications set forth on Exhibit A attached hereto.

1.5 “Confidential Information” means all information not publicly known that is disclosed by one party (“Discloser”) to the other party (“Recipient”) during the term of this Agreement (or in contemplation of it), including, without limitation, trade secrets, know-how, and information contained in or relating to designs, specifications, drawings, processes, technology, computer programs, products, pricing, costs, finances, personnel, suppliers, customers, markets and business and launch plans (but will not include information specifically excluded below). Disclosures may be made in any manner, including through written documents, magnetic media, electronic transmissions, verbal disclosures, visual presentations, and facility tours. The obligations of this Agreement will apply to all information which the Recipient knows or has reason to know or believe that the Discloser considers to be Confidential

3.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Information. Information will be excluded from Confidential Information if it (1) was already rightfully in the possession and control of the Recipient prior to its receipt from the Discloser, (2) is independently derived by the Recipient without use of the Discloser’s Confidential Information, (3) is or becomes a matter of public knowledge (other than as a result of a disclosure by Recipient), or (4) is required to be disclosed under operation of applicable law or regulation provided that the Recipient notifies the Discloser as soon as reasonably possible in order for the Discloser to take action to protect the Discloser’s Confidential Information.

1.6 “Defective Product” shall have the meaning set forth in Section 3.3(a).

1.7 “Exclusivity Period” shall have the meaning given to such term in the License Agreement.

1.8 “FDA” means the United States Food and Drug Administration, or any successor thereto having the administrative authority to regulate the marketing of medical devices in the United States.

1.9 “FD&C Act” means the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.

1.10 “Good Manufacturing Practice” or “GMP” means the then-current standards for the manufacture of medical devices, as set forth in the Food, Drug and Cosmetic Act, as amended, and applicable regulations and guidances promulgated thereunder, and any other laws or regulations applicable to the manufacture of medical devices in any country.

1.11 “Initial Cost” shall equal the average Manufacturing Cost of the first [*] units of Supply Deliverables delivered to Purchaser under this Agreement for use in products approved (in a form incorporating one or more Supply Deliverables) for commercial sale.

1.12 “Manufacturing Cost” means the sum of the following, all of which shall be calculated on a per-unit basis and in accordance with U.S. generally accepted accounting principles consistently applied, to the extent Supplier has delivered to Purchaser a written accounting showing the amount of each component of the following and, with respect to each component of subsection (c) below, the allocation basis and the manner in which it was calculated:

4.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(a) The amounts paid by Supplier to a Qualified Vendor for (i) providing raw materials and packaging materials for producing the Supply Deliverables, (ii) manufacturing, filling and/or finishing Supply Deliverables or any component thereof, (iii) transporting, storing, and insuring Supply Deliverables, and (iv) testing Supply Deliverables, including with respect to the foregoing, all taxes (other than income taxes) and customs duty charges imposed by governmental authorities with respect thereto, in each case to the extent paid by Supplier and not reimbursed or refunded or credited to Supplier by a Third Party, and net of amounts paid but refunded to Supplier or credited against amounts due from Supplier to Qualified Vendors (or the value of discounts or other benefits received by Supplier from Qualified Vendors) that provide goods or services to Supplier with respect to both Supply Deliverables and other Supplier projects;

(b) The direct costs and charges incurred by Supplier in connection with the manufacture, filling, finishing, testing and transportation of the Supply Deliverables, including Supplier’s direct internal costs with respect thereto; and

(c) A reasonable allocation of indirect labor, administration costs and facilities costs (including electricity, water, sewer, waste disposal, insurance, storage, property taxes and depreciation over the expected life of buildings and equipment) attributable to the Supply Deliverables (provided, that in no event will such allocation include any excess over [*] of the aggregate amount of such costs, as such costs are reflected in Supplier’s financial statements prepared in accordance with U.S. generally accepted accounting principles).

Notwithstanding the foregoing, no cost, charge, or expense will be included in more than one of subsections (a), (b), and (c).

1.13 “Purchaser Materials” means the [*] to be incorporated into the Supply Deliverables, as required by the Specifications.

5.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.14 “Qualified Vendor” means, with respect to a particular good or service provided to Supplier in connection with manufacturing Supply Deliverables hereunder, a Third Party provider of such good or service that meets the requirements set forth in Section 2.10(b).

1.15 “Quality Control Procedures” shall have the meaning set forth in Section 3.1.

1.16 “Regulatory Authority” means the FDA in the United States and the equivalent regulatory authority or entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of medical devices in any country other than the United States.

1.17 “Regulatory Standards” means (a) applicable standards of the International Standards Organization (“ISO”) and applicable ISO-certified processes; (b) other quality standards and quality assurance plans referenced in the Specifications; (c) laws and requirements of Regulatory Authorities referenced in the Specifications; and (d) any other applicable laws and requirements of Regulatory Authorities relating to the manufacture and supply of Supply Deliverables (or components thereof) by Supplier and Qualified Vendors and the incorporation of Supply Deliverables in medical devices within the Field for commercial sale. Regulatory Standards shall include without limitation GMP with respect to the Supply Deliverable (but not its component parts).

1.18 “Specifications” shall mean the product characteristics, design requirements, processing, labeling, and packaging requirements, protocols and standards pertaining to the manufacture or supply of the Supply Deliverables. The Specifications shall include the characteristics, requirements and standards contained in the Work Plan, subject to modification as set forth in the Work Plan. The Specifications shall be fully documented as part of the Development Program, and may be modified and supplemented from time to time thereafter by mutual agreement of the Parties.

1.19 “Supply Deliverables” means those MEMS sensors and any other sensor/capsule components of Supplier’s MEMS sensor technology, as described in the final Specifications as of completion of the Development Program (or thereafter as modified and supplemented by

6.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

mutual agreement of the Parties). No product shall be considered a Supply Deliverable unless and until the Development Program is completed pursuant to the License Agreement.

1.20 “Third Party” means any entity or individual other than the Parties and their respective Affiliates.

ARTICLE 2

SUPPLY OBLIGATIONS

2.1 Manufacture and Supply. Supplier agrees to manufacture (or have manufactured on its behalf by Qualified Vendors) and supply to Purchaser the amount of Supply Deliverables set forth on purchase orders submitted by Purchaser in accordance with the provisions of Section 2.3. During the Exclusivity Period, Supplier shall supply Supply Deliverables exclusively to Purchaser, and Supplier shall not manufacture (or have manufactured) any Supply Deliverables for the benefit of any party other than Purchaser. Purchaser shall use the Supply Deliverables supplied hereunder solely in the Field as part of Medtronic Licensed Products and shall not re-sell or distribute such Supply Deliverables on a stand-alone basis.

2.2 Forecasts. No later than [*] months prior to the anticipated commercial launch date for the first Medtronic Licensed Product incorporating a Supply Deliverable, Purchaser shall provide a binding forecast of Purchaser’s requirements for the pre-launch period (e.g., any initial stocking orders). Thereafter, no later than the commencement of each of Purchaser’s fiscal quarters (referred to herein as a “fiscal quarter”), Purchaser shall furnish Supplier with a rolling forecast of its requirements of the Supply Deliverables for such fiscal quarter and each of the subsequent [*] fiscal quarters within the term of this Agreement. Such [*] quarter period shall be referred to herein as the “Forecast Period.” The first fiscal quarter of any forecast for a Forecast Period shall constitute a binding order under Section 2.3 for supply of the forecast amount of the Supply Deliverables during such fiscal quarter, and the remaining three (3) fiscal quarters of each forecast shall be treated as a non-binding estimate only. Notwithstanding the foregoing, in any fiscal quarter, Supplier shall not be required to supply hereunder more than [*] of the lesser of (a) the last non-binding forecast with respect to such fiscal quarter; and (b) the

7.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

second-to-last non-binding forecast with respect to such fiscal quarter; provided, that Defective Product replacements supplied under Section 3.3(c) and Supply Deliverables supplied pursuant to orders under Section 9.7 shall be ignored for purposes of determining the foregoing supply quantity obligation. In the event that orders for delivery of Supply Deliverables hereunder during a given fiscal quarter exceed in the aggregate [*] of the applicable non-binding forecast with respect to such fiscal quarter, then the Parties shall [*] to [*] and [*] the revised forecast. In any event, and without limiting in any way Supplier’s obligations hereunder, Supplier shall at all times use (and cause its vendors to use) commercially reasonable efforts to satisfy Purchaser’s orders for Supply Deliverables. Any and all forecasts provided by Purchaser to Supplier under this Agreement shall be sent to Supplier’s materials planning department.

2.3 Orders. In conjunction with each binding forecast described in Section 2.2, Purchaser shall, and from time to time in addition to such forecasts Purchaser may, provide to Supplier written purchase orders specifying quantities and requested delivery date(s) of Supply Deliverables, as well as the location(s) to which the requested Supply Deliverables are to be shipped. Each order shall be deemed to have been accepted by Supplier unless rejected by Supplier by providing Purchaser with written notice of rejection within [*] business days after receipt; provided, however, that Supplier shall have no right to reject, and shall be deemed to have accepted, any order to the extent that (a) the aggregate quantity of Supply Deliverables ordered for delivery (pursuant to all orders under this Section 2.3, including the binding portion of the Forecast) during the applicable quarter is within the supply quantity obligation set forth in Section 2.2; and (b) the order requests delivery of Supply Deliverables to the specified delivery destination no earlier than [*] after the date of the order. With respect to purchase orders that request delivery of Supply Deliverables to the specified delivery destination less than [*] after the date of the order, Supplier shall [*] and [*] to [*] such orders, but shall have no obligation to accept such orders. Any purchase orders submitted by Purchaser shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any term or condition in any purchase order, confirmation, or other document furnished by Purchaser or Supplier that is in any way inconsistent with the terms and conditions set forth in this Agreement is hereby expressly rejected. No accepted order shall be modified or canceled except as provided herein or upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions

8.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of this Agreement, whether or not the change order so states. Purchaser may in its sole discretion by written notice to Supplier cancel orders for and deliveries of any Supply Deliverables that are not delivered within [*] days after the delivery date specified in the accepted order or, if returned in accordance with Section 3.3(c), are not replaced within the time period specified in Section 3.3(c). In the event of such cancellation by Purchaser, Purchaser may then make appropriate and proportional adjustments to any outstanding orders and forecasts in light of any shortfalls in supply that relate to such cancellation.

2.4 Requirements. Unless and until Purchaser is permitted to exercise the Back-Up Manufacturing Right, Purchaser shall purchase from Supplier one hundred percent (100%) of Purchaser’s requirements of Supply Deliverables for use in Medtronic Licensed Products in the Field, and Purchaser shall not manufacture itself, or obtain from any Affiliate or Third Party, any Supply Deliverables for use in Medtronic Licensed Products in the Field.

2.5 Packaging and Labeling. All Products manufactured by Supplier shall be packaged and labeled in accordance with the Specifications and Purchaser’s written instructions.

2.6 Delivery. Supplier shall have delivered to Purchaser or its designee, at the delivery destination and by the delivery date specified in such order, the specified quantity of Supply Deliverables conforming with the Specifications and that has been manufactured in accordance with the requirements set forth in this Agreement. Supplier shall report to Purchaser the occurrence of any event within or beyond its control which is likely to affect delivery of any order of Supply Deliverables.

2.7 Shipping; Risk of Loss. All shipments will be made FCA (Incoterms 2000) the facility located within the United States of the Qualified Vendor that is responsible for final assembly of the Supply Deliverables, by a common carrier selected by Purchaser. Supplier shall assist Purchaser in obtaining best cost terms from such common carrier. Except as provided herein with respect to Defective Products, risk of loss as to Product shipped to Purchaser hereunder shall pass to Purchaser or the recipient designated by Purchaser (as applicable) upon delivery of such Product to the common carrier selected by Purchaser.

9.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.8 Purchaser Materials. [*] Purchaser and/or its agents or subcontractors shall provide Supplier with Purchaser Materials meeting the [*] Specifications as necessary for the manufacture of Supply Deliverables. Supplier shall maintain a reasonable supply of Purchaser Materials in good condition as required to permit Supplier to satisfy its obligations hereunder and shall notify Purchaser at least [*] days prior to the date on which additional Purchaser Materials are required to satisfy orders hereunder. Purchaser shall deliver or cause to be delivered to Supplier such quantities of Purchaser Materials as are specified in such notice no later than the date so required. Supplier shall maintain records with respect to the amount, location and usage of Purchaser Materials supplied by Purchaser and make such records available to Purchaser upon request. Supplier shall use the Purchaser Materials solely for the purpose of manufacturing Supply Deliverables for Purchaser. Supplier shall promptly notify Purchaser if any Purchaser Materials delivered hereunder fail to comply with the [*] Specifications and shall at Purchaser’s request immediately make such Purchaser Materials available to a carrier selected by Purchaser for return to Purchaser at Purchaser’s expense. Any Purchaser Materials that fail to comply with the [*] Specifications shall be replaced by Purchaser as soon as reasonably practicable and in no event later than [*] days after receipt of notice from Supplier. If, despite Supplier’s satisfaction of its obligations under this Section, Purchaser fails to timely deliver to Supplier Purchaser Materials that comply with the [*] Specifications, Supplier’s obligation to deliver Supply Deliverables by the date specified in an order hereunder shall be tolled to the extent such delivery of Supply Deliverables cannot be made due to shortage of Purchaser Materials. Supplier will take no action that could result in a lien on or other encumbrance of, or that could otherwise compromise Purchaser’s ownership of, Purchaser Materials. Upon the termination or expiration of this Agreement, Supplier will return to Purchaser in good condition all Purchaser Materials not incorporated into Supply Deliverables supplied to Purchaser hereunder.

2.9 {intentionally omitted}.

2.10 Third-Party Manufacturers.

(a) Within [*] days after the occurrence of the event specified in Section 4.1(b) of the License Agreement (the “Second Milestone”), Supplier shall (i) notify Purchaser in writing of the names of the Qualified Vendors that are then responsible for manufacturing

10.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Supply Deliverables and components thereof; and (ii) deliver information and provide access to Purchaser as reasonably necessary to verify each such manufacturer’s qualified status. At all times after [*] days after the occurrence of the Second Milestone, Supplier shall ensure that a minimum of [*] Qualified Vendors are obligated under effective written contracts (and ensure that such Qualified Vendors are available) to manufacture and supply Supply Deliverables in quantities sufficient to satisfy Purchaser’s requirements; provided, however, that a failure by Supplier to maintain at least [*] qualified Third Party manufacturers lasting shorter than [*] days shall not be considered to be a breach of this provision. In no event shall Supplier manufacture or assemble (or have manufactured or assembled by a third party) any Supply Deliverable, or any subcomponent of any Supply Deliverable, (x) in any country that is embargoed by the United States, as identified by the Office of Foreign Assets Control of the U.S. Department of Treasury; or (y) by any person listed on the Prohibited Parties Lists maintained by the U.S. Departments of Treasury, State and Commerce. Supplier shall comply in all material respects with its obligations under contracts with Qualified Vendors.

(b) A manufacturer’s status as a Qualified Vendor shall be determined by Purchaser in good faith, based on such manufacturer’s compliance with Regulatory Standards and application of Purchaser’s standard vendor qualification procedures, including the following:

[*]

Purchaser shall provide written notice with respect to the qualified status of manufacturers identified by Supplier. The name of each manufacturer that qualifies as a Qualified Vendor shall be deemed included in Exhibit B.

ARTICLE 3

QUALITY CONTROL; ACCEPTANCE AND REJECTION.

3.1 Quality Control. Supplier shall maintain and follow, and shall cause its Third Party vendors to maintain and follow, a quality control and testing program that is consistent with the Regulatory Standards and the quality standards and quality assurance plans included in the Specifications (the “Quality Control Procedures”). Supplier shall supply to Purchaser Supply Deliverables that are manufactured in accordance with Regulatory Standards. Each

11.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

shipment of Supply Deliverables delivered to Purchaser shall be accompanied by a written certificate of compliance, executed by an authorized officer of Supplier, confirming that the Supply Deliverables were manufactured in accordance with the Specifications and Regulatory Standards (“Certificate of Compliance”).

3.2 Samples; Quality Control Audits. Supplier shall maintain, and shall cause its Third Party vendors to maintain, sample units for each batch of Supply Deliverables for a period of [*] years after Supplier delivers such Supply Deliverables to Purchaser, or longer if required by law. After such time period, Supplier shall notify Purchaser prior to the destruction or disposal of any sample units retained under this Section 3.2 and, if requested by Purchaser, Supplier shall deliver or cause to be delivered such sample units to Purchaser in lieu of such destruction or disposal, all at Purchaser’s expense. During the term of this Agreement, Purchaser shall have the right to audit, survey, or verify the adherence of Supplier and each Third Party vendor to the Quality Control Procedures and Regulatory Standards, all at Purchaser’s expense. In addition, upon reasonable advance written notice to Supplier, Purchaser shall have the right to have representatives or Regulatory Authorities visit the manufacturing facilities of Supplier and Third Party vendors during normal business hours to review Supplier’s and such vendors’ manufacturing operations, to assess compliance with Quality Control Procedures and Regulatory Standards, and to discuss any related issues with Supplier’s and such vendors’ manufacturing and management personnel.

3.3 Acceptance and Rejection.

(a) Purchaser may reject any Supply Deliverable delivered under this Agreement that does not comply with the warranties set forth in Section 6.2 (a “Defective Product”) by giving written notice of such Defective Products to Supplier within [*] days after receipt thereof. If Purchaser fails to so notify Supplier of any Defective Product within such [*] period, Purchaser will be deemed to have accepted the Product, subject to Section 3.3(b) and without otherwise limiting Purchaser’s remedies.

(b) If, within [*] days after Purchaser’s initial acceptance, Purchaser discovers that an accepted Supply Deliverable is a Defective Product and that the nature of such defect was

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Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

not visible upon reasonable physical inspection of such product within the time period set forth in Section 3.3(a), Purchaser may revoke its acceptance of such Defective Product by providing written notice to Supplier of such revocation. If Purchaser fails to so notify Supplier of any Defective Product within such [*] day period, Purchaser will be deemed to have irrevocably accepted the Product, without limiting Purchaser’s remedies (i) under Section 4.5 or Article 7 or (ii) otherwise available for Supplier’s breach of the warranty set forth in Section 6.2.

(c) In notifying Supplier of Defective Product, Purchaser shall identify in reasonable detail the nature of the defect and Purchaser’s determination as to the cause of the defect. Supplier shall have a reasonable opportunity, not to exceed [*] days from receipt of notification, to review any materials provided by Purchaser to substantiate the existence of a Defective Product and to inspect its own stocks (if any) of Supply Deliverables. Supplier shall thereafter provide Purchaser with detailed written instructions to return or dispose of such Defective Product, subject to Section 3.4. If Supplier requests that Purchaser return allegedly Defective Product, Supplier shall immediately provide a Returned Material Authorization (“RMA”) number to Purchaser. Within [*] business days of its receipt of the RMA number, Purchaser shall return to Supplier the allegedly Defective Product, freight prepaid, in a shipping carton with the RMA number displayed on the outside of the carton. Supplier reserves the right to refuse to accept any allegedly Defective Products that do not bear an RMA number on the outside of the carton. Purchaser shall have no obligation to pay for any Supply Deliverable that is subject to a claim of non-compliance or defect made pursuant to this Section. Subject to Section 3.4, Supplier shall, within [*] weeks and at its expense, replace such Supply Deliverable (or, if acceptable to Purchaser, credit Purchaser with the transfer price paid by Purchaser in connection with such Supply Deliverable) and reimburse Purchaser for its costs incurred in connection with the shipment and return of the Defective Product. Purchaser shall not have the right to return any quantity of Supply Deliverables except for Defective Products subject to and in accordance with this Section 3.3(c).

3.4 Independent Testing. If Supplier disagrees with Purchaser’s determination that certain units of Supply Deliverables are Defective Product, then either Party may submit such Supply Deliverables to an independent Third Party testing service, mutually and reasonably

13.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

acceptable to both parties, for analytical testing to determine whether such Supply Deliverables are Defective Product. The Parties agree that such testing service’s determination shall be final and determinative. The Party against whom the Third Party testing service rules shall bear all costs of the Third Party testing.

3.5 Specifications. Following the completion of the Development Program, if Supplier finds it necessary or desirable to change Specifications for any Supply Deliverable, or to change the design or production processes affecting the form, fit, function, performance, or chemical composition of any Supply Deliverable, Supplier will deliver notice to Purchaser and will not implement any such change without Purchaser’s prior written consent. If Purchaser finds it necessary or desirable to change Specifications for any Supply Deliverable, Purchaser will deliver notice to Supplier (“Purchaser’s Change Notice”). Supplier will use [*] to make any change identified in Purchaser’s Change Notice that is in response to a regulatory or safety issue pertaining to the Supply Deliverable, and will use [*] to effect any other change identified in Purchaser’s Change Notice. [*], and [*] shall not be included in [*] No changes to the [*] Specifications shall be permitted without the prior written approval of both Parties.

ARTICLE 4

REGULATORY MATTERS

4.1 Compliance with Laws. Supplier shall supply to Purchaser Supply Deliverables that are manufactured in compliance with all applicable present and future orders, regulations, requirements and laws of any and all federal, state, provincial and local authorities and agencies of the territory or territories where such Supply Deliverables are manufactured, including without limitation all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials. Supplier shall obtain and maintain (and shall cause its vendors to obtain and maintain) all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures undertaken to supply Supply Deliverables during the term of this Agreement.

4.2 Records. Supplier shall keep, or cause to be kept by Third Parties, complete, accurate and authentic accounts, notes, data, records and other documentation pertaining to the

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Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Quality Control Procedures and the manufacture, processing, testing, labeling, and storage of the Supply Deliverables, including without limitation master production and control records, in accordance with applicable laws and regulations and as necessary to enable the sharing of manufacturing technology contemplated by the Back-Up Manufacturing Right. Supplier shall retain, or cause to be retained by Third Parties, such records for a period of [*] years following the date of manufacture, or longer if required by law, and upon request, shall make available to Purchaser and its representatives copies of such records. After such time period, Supplier shall notify Purchaser prior to the destruction or disposal of any records retained under this Section 4.2 and, if requested by Purchaser, Supplier shall deliver or cause to be delivered such records to Purchaser in lieu of such destruction or disposal, all at Purchaser’s expense.

4.3 Customer Complaints. Purchaser shall be responsible for (i) managing all customer complaints or product inquires with respect to Medtronic Licensed Products, (ii) reporting such complaints or inquires to Regulatory Authorities and (iii) except as otherwise provided herein, all appropriate corrective action related thereto. Supplier shall, at Purchaser’s reasonable request, assist Purchaser in complying with Purchaser’s legal obligations pertaining to customer complaints and vigilance reporting. [*].

4.4 Adverse Events. Each Party agrees to notify the other Party in a timely manner of any adverse event, technical or clinical, which involves or may involve a Supply Deliverable supplied hereunder. Purchaser will have primary responsibility for receiving, investigating, reporting (if applicable) and responding to any adverse events relating to Medtronic Licensed Products and/or Supply Deliverables. Supplier agrees to provide Purchaser with all assistance reasonably requested by Purchaser to investigate the possibility that a Supply Deliverable failure, defect or nonconformity caused or contributed to any adverse event, to determine the cause of such Supply Deliverable failure, defect or nonconformity, and to develop a plan to assure that the cause of such failure, defect or nonconformity is eliminated. Purchaser shall reimburse out-of-pocket costs incurred by Supplier in connection with such assistance, unless the adverse event is conclusively determined to have been caused by a Supply Deliverable failure, defect or nonconformity (excluding any failure, defect or nonconformity in the Purchaser Materials or any design defect in the Supply Deliverable).

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Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.5 Recall. In the event that a Medtronic Licensed Product is recalled, Purchaser shall so notify Supplier, and Supplier shall promptly provide Purchaser with such assistance in connection with such recall as may be reasonably requested by Purchaser. [*] shall [*] by [*] in connection with [*] unless [*] is [*] (excluding any [*] or any [*]). In the event that [*] is [*] (excluding any [*] or any [*]), [*] shall [*] for [*] in connection with [*].

ARTICLE 5

PRICES AND PAYMENT.

5.1 Price. Purchaser shall pay Supplier a transfer price for the Supply Deliverables equal to: (a) during the Exclusivity Period, the Manufacturing Cost for such Supply Deliverables; and (b) at all other times, the lesser of (i) [*] times ([*]) the Manufacturing Cost for such Supply Deliverables and (ii) [*] times ([*]) the Initial Cost. At all times during the term of this Agreement, Supplier shall use all reasonable efforts to minimize the amount of Initial Cost and Manufacturing Cost with respect to all Supply Deliverables.

5.2 Invoice and Payment. Supplier shall provide to Purchaser a written invoice for each shipment of Supply Deliverables delivered to Purchaser; each such invoice shall contain a an accounting of the components of Initial Cost and Manufacturing Cost (as appropriate) for such Supply Deliverables in such detail as is reasonably necessary for Purchaser to evaluate the calculation thereof. All payments due hereunder to Supplier shall be paid in U.S. Dollars and payment terms shall be net [*] days following Purchaser’s receipt of the applicable invoice. All payments due hereunder shall be made to an account designated by Supplier.

5.3 Sharing of Cost Savings. Within [*] days after the delivery to Purchaser of the [*] unit of a Supply Deliverable for use in a product approved (in a form incorporating one or more Supply Deliverables) for commercial sale, Supplier shall calculate the Initial Cost and notify Purchaser of such Initial Cost in writing, showing in reasonable detail the calculation of each component of such Initial Cost. Within [*] days after the end of each fiscal quarter thereafter, Supplier shall calculate the Manufacturing Cost of units of such Supply Deliverable delivered to Purchaser during such fiscal quarter and notify Purchaser of such Manufacturing Cost in writing, showing in reasonable detail the calculation of each component of such

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Manufacturing Cost (each such notification, a “Cost Notice”). Purchaser shall pay Supplier, for each such fiscal quarter, a bonus payment calculated as follows:

Bonus Payment = [*],

where [*]. Such bonus payment shall accompany Purchaser’s royalty payment under Section 4.4 of the License Agreement if Supplier has timely delivered the notices referred to above and shall be payable no earlier than [*] days after the date Purchaser receives a Cost Notice. No bonus payment will be owed by Purchaser (and no refund of the transfer price will be owed by Supplier) if the Manufacturing Cost is greater than the Initial Cost.

5.4 Records; Audit. Supplier shall maintain complete and accurate records relevant to the calculation of the Initial Cost and any Manufacturing Cost relied on as a basis for a transfer price for Supply Deliverables or bonus payment hereunder. Records with respect to any such transfer price or bonus payment shall be retained for a period of [*] years from the date of Supplier’s invoice or notice of payment that relies on such transfer price or bonus payment in calculating amounts due, or for any longer period of time required by applicable law. Supplier shall make such records available during reasonable business hours for examination (but not more than once per calendar year) by an independent certified public accountant selected by Purchaser that is subject to confidentiality and non-use obligations reasonably acceptable to Supplier, for the sole purpose of evaluating Supplier’s determination of any Initial Cost and Manufacturing Cost under this Agreement. The auditing expense shall be paid by Purchaser; provided, however, that if the audit reveals an overpayment by Purchaser in excess of [*], Supplier shall bear and promptly reimburse Purchaser for the accounting expense. In any case, Supplier shall make any and all payments necessary to Purchaser to correct any overpayment by Purchaser. Any records or accounting information received from Supplier or its Affiliates shall be Confidential Information of Supplier for purposes of Article 8. Results of any such audit shall be provided to both Parties, subject to Section 8.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES.

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Due Authorization. Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b) Enforcement of Obligations. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c) No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, or constitute a default or require any consent under, any contractual obligation of such Party.

6.2 Manufacturing Warranty. Supplier warrants to Purchaser that all Supply Deliverables supplied hereunder shall: (a) conform to the Specifications (including any shelf life or durability requirements set forth therein) as such Specifications exist as of the time of delivery hereunder; and (b) have been manufactured in compliance with this Agreement; and (c) be free from defects in design, materials and workmanship; and (d) not be adulterated or misbranded within the meaning of the FD&C Act; provided, however that (i) Supplier makes no warranty with respect to the Purchaser Materials; and (ii) Supplier shall have no warranty obligation under Section 6.2(a) with respect to any Supply Deliverable that is modified, altered, transported, stored or used after the date of delivery hereunder in a manner inconsistent in any material respect with the Specifications. Except as provided in Sections 4.4 and 4.5 and Article 7, Supplier’s sole liability and Purchaser’s sole remedy for breach of the foregoing warranty shall be limited to the actions and procedures set forth in Section 3.3(c).

6.3 Additional Representations and Warranties of Supplier.

(a) Supplier represents and warrants that no person or entity that has been debarred by the FDA or other Regulatory Authority, or, to the best of its knowledge, is or has

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been the subject of investigation or debarment proceedings by the FDA or other Regulatory Authority, will be involved in the performance of Supplier’s obligations under this Agreement.

(b) Supplier represents and warrants that it has not entered, and shall not enter, into any agreement or arrangement with any other entity that would conflict with, or prevent or in any way interfere with Supplier’s performance of its obligations pursuant to, the terms of this Agreement.

6.4 Disclaimer of Warranty. EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7

INDEMNIFICATION.

7.1 Indemnity by Supplier. Supplier agrees to indemnify, hold harmless and defend Purchaser and its Affiliates and sublicensees, and their respective officers, directors, employees, agents and representatives (collectively, the “Purchaser Indemnitees”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses arising out of a Third Party claim (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, “Losses”) resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (a) any breach of representation, warranty, or agreement on the part of Supplier under this Agreement; (b) any negligent act or omission or willful misconduct of Supplier, its agents, employees or its suppliers hereunder; (c) personal injury and property damages, and costs and expenses related thereto that occur during production (i.e. the formulation, fabrication, or

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manufacturing) of a Supply Deliverable by or for Supplier or for claims based on violations of federal, state or local laws or regulations (including those applicable to employee or environmental protection) in connection with such production (e.g., a claim based on Supplier’s violations of environmental standards or standards dealing with providing a safe place to work or the maintenance of hazardous materials); or (d) personal injury, recall, adverse event or property damage resulting from the failure of a Supply Deliverable to meet any Specification or due to a defect in materials or workmanship. Notwithstanding the foregoing, Supplier shall not be obligated hereunder to indemnify the Purchaser Indemnitees to the extent Losses result from (i) any breach of representation, warranty, or agreement on the part of Purchaser under this Agreement; (ii) the negligence or willful misconduct of any Purchaser Indemnitee; or (iii) a defect in design, materials or workmanship in the Purchaser Materials or a failure of the Purchaser Materials to conform with the [*] Specifications; (iv) allegations that the Purchaser Materials infringe or misappropriate the Intellectual Property of a Third Party; or (v) modification, alteration, transport, storage or use of the Supply Deliverables after the date of delivery hereunder in a manner inconsistent in any material respect with the Specifications.

7.2 Indemnity by Purchaser. Purchaser agrees to indemnify, hold harmless, and defend Supplier and its Affiliates and sublicensees, and their respective officers, directors, employees, agents and representatives (collectively, the “Supplier Indemnitees”) from and against any Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (a) personal injury, recall, adverse event or property damage resulting from use of a Purchaser device incorporating any Supply Deliverable, provided such Supply Deliverable (exclusive of the Purchaser Materials) conformed to the Specifications and did not contain a defect in materials or workmanship; (b) a defect in design, materials or workmanship in the Purchaser Materials or a failure of the Purchaser Materials to conform with the [*] Specifications; (c) allegations that the Purchaser Materials infringe or misappropriate the Intellectual Property of a Third Party; or (d) the modification, alteration, transport, storage or use of the Supply Deliverables after the date of delivery hereunder in a manner inconsistent in any material respect with the Specifications. Notwithstanding the foregoing, Purchaser shall not have any obligation to indemnify the Supplier Indemnitees with respect to any matters for which the Purchaser Indemnitees are entitled to indemnification pursuant to Section 7.1.

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7.3 Indemnification Procedures. If a claim by a Third Party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 7, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party except to the extent the indemnifying party has been prejudiced by such failure. Except to the extent that the claim relates to patent rights of the indemnified party, in which case the Parties shall mutually agree on the assumption of defense, the indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party, as provided below. If the indemnifying party elects to settle or defend such claim, it shall notify the indemnified party within [*] days (but in no event less than [*] days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within [*] days (or such shorter period as provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien upon any asset of any indemnified party or of its Affiliates without the consent of the indemnified party, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have different available defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, and (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld (unless such judgment or settlement is solely for money damages which the indemnifying party has demonstrated an ability to pay or will have no continuing effect in any material respect on the business of the indemnified party). So long as the indemnifying party is reasonably contesting

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any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

ARTICLE 8

CONFIDENTIALITY.

8.1 Confidentiality. The Parties agree that any Confidential Information of a Party disclosed by such Party to the other Party under this Agreement shall be treated the same as Confidential Information disclosed under the License Agreement and shall be subject to the same rights and obligations of the Parties under Article 6 of the License Agreement (even following termination thereof, as provided therein). Supplier shall be permitted to disclose Purchaser’s Confidential Information on a need-to-know basis to its Qualified Vendors who are obligated to keep such information confidential pursuant to written agreements with Supplier, provided that Supplier causes each of its Qualified Vendors who is provided access to Purchaser’s Confidential Information to comply with Supplier’s confidentiality and non-use obligations with respect to such Confidential Information as if such Qualified Vendor were a party hereto. After the occurrence of a Triggering Event, Purchaser shall be permitted to disclose Supplier’s Confidential Information (including any information of Suppliers’ vendors disclosed by Supplier or its vendors to Purchaser, and specifically any information placed in escrow) on a need-to-know basis to its vendors who are obligated to keep such information confidential pursuant to written agreements with Purchaser, provided that Purchaser causes each of its vendors who is provided access to Supplier’s Confidential Information to comply with Purchaser’s confidentiality and non-use obligations with respect to such Confidential Information as if such vendor were a party hereto.

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ARTICLE 9

TERM AND TERMINATION.

9.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect until terminated as permitted under this Article 9. Notwithstanding the foregoing, the execution by Purchaser of that certain Series C Stock Purchase Agreement with Supplier and the purchase by Purchaser of Supplier’s Series C shares in accordance with the terms therein shall be express conditions precedent to the effectiveness of this Agreement and the Parties’ rights hereunder.

9.2 Material Breach. Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within sixty (60) days following written notice from the nonbreaching Party specifying such breach.

9.3 Relationship to License Agreement. Unless the Parties otherwise agree in writing, this Agreement will terminate immediately upon the termination of the Development Program prior to completion or the termination of the License Agreement.

9.4 Change of Control. Supplier shall immediately notify Purchaser upon the occurrence of a Change of Control. [*] following the date of such notification, (a) [*] shall have the right to terminate this Agreement, effective [*] (subject to [*]), and (b) [*] is an [*] following such Change of Control, [*] shall have the right to terminate this Agreement, effective [*] Upon such termination, Purchaser would be permitted to exercise the Back-Up Manufacturing Right.

9.5 Post-Exclusivity. After the expiration of the Exclusivity Period, Purchaser shall have the right to terminate this Agreement by delivering written notice to Supplier at least sixty (60) days prior to effectiveness of termination.

9.6 By Supplier. Supplier shall have the right to terminate this Agreement by delivering written notice to Supplier at least two hundred seventy (270) days prior to effectiveness of termination (subject to Purchaser’s last-time buy rights as set forth in Section 9.8). Upon such termination, Purchaser would be permitted to exercise the Back-Up Manufacturing Right.

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9.7 Surviving Obligations. Termination or expiration of this Agreement shall not (a) affect any other rights of either Party which may have accrued up to the date of such termination or expiration (including without limitation rights under Sections 3.3, 3.4, 4.4, 4.5, 6.2, or Article 7 with respect to Supply Deliverables delivered hereunder) or (b) relieve Purchaser of its obligation to pay to Supplier sums due in respect of product delivered prior to termination or expiration of this Agreement. The provisions of Sections 2.8 (last sentence only), 3.2, 4.2, 4.3, 4.4, 4.5, 5.4, 9.4 (last sentence only), 9.6 (last sentence only), 9.7, and 9.8, and Articles 7, 8, and 10 shall survive the termination or expiration of this Agreement.

9.8 Purchaser’s Last-Time Buy Rights. During the [*] days after receipt of notice of termination by Supplier pursuant to Section 9.4(a) or during the [*] days immediately prior to effectiveness of termination by Supplier pursuant to Section 9.6, Medtronic may in its sole discretion submit a single order for Supply Deliverables, which order shall be deemed accepted by Supplier to the extent the number of units of Supply Deliverables so ordered does not exceed, in the aggregate, [*] times the number of units of Supply Deliverables purchased by Purchaser during the [*] immediately preceding the month in which such order is submitted. Supplier shall satisfy any such order as soon as reasonably practicable, and in any event Supplier shall deliver [*] of the number of units of Supply Deliverables ordered pursuant to this Section over a period no longer than [*] after the date of such order and shall deliver all Supply Deliverables ordered pursuant to this Section over a period no longer than [*] after the date of such order. Any order pursuant to this Section shall be ignored for purposes of Supplier’s [*] supply quantity limit pursuant to Article 2.

ARTICLE 10

GENERAL TERMS.

10.1 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. Subject to Section 10.1(b), and without limiting the rights of the parties to pursue in any appropriate jurisdiction their respective rights with respect to any judgment obtained in respect

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hereof, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of any United States court of competent jurisdiction located in the State of Minnesota and/or the state courts located in Anoka County therein to adjudicate any legal action commenced in respect of this Agreement and waive any objections either may have at any time to such jurisdiction and venue. The parties agree to the personal jurisdiction of such courts and agree that service of process may be made pursuant to notice sent in accordance with Section 10.5.

(b) Any dispute arising under this Agreement shall be referred first to the President of Supplier and the President of Medtronic Cardiac Rhythm Management or his or her designee (each a “Relationship Manager”) within [*] business days after receipt of a notice from either Party specifying the nature of the dispute and referencing this Section. Each Relationship Manager shall make a good faith attempt to begin discussions regarding such dispute in person or by telephone with the other Relationship Manger within [*] business days of a dispute being referred to him or her. The Relationship Managers shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The Relationship Managers shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. Should the Relationship Managers fail to reach agreement within [*] days of the initiation of the dispute resolution process (or such longer period as such representatives may agree in writing), then formal proceedings for the resolution of a dispute may be commenced in accordance with Exhibit C hereto. The results of such arbitration proceedings shall be binding upon the parties, and judgment may entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.

10.2 Use of Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other.

10.3 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR

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INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

10.4 Independent Parties. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

10.5 Notice. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been received (a) when received if hand delivered, (b) four (4) days after being sent by certified mail, postage prepaid, (c) one (1) business day after being sent by overnight courier, or (d) when received if sent by confirmed facsimile, in each case sent to the address or facsimile number set forth below: (or any updated addresses communicated to the other Party in writing)

If to Supplier:	CardioMEMS, Inc. 75 Fifth Street, N.W., Suite 440 Atlanta, GA 30308 Attention: CEO Facsimile: [*]

with a copy to:	Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Attention: Frank F. Rahmani, Esq. Facsimile: (650) 849-7400

If to Purchaser:	Medtronic, Inc. World Headquarters 710 Medtronic Parkway, N.E. Minneapolis, MN 55432-5604 Attention: General Counsel FAX: [*]

with a copy to:	Medtronic, Inc. Cardiac Rhythm Management 7000 Central Avenue, N.E. Minneapolis, MN 55432-3576 Attention: Vice President and Senior Legal Counsel, CRM FAX: [*]

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10.6 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

10.7 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

10.8 Entire Agreement; Amendment. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement, including without limitation the Confidential Disclosure Agreement between the Parties dated April 27, 2005 and the Confidential Disclosure Agreement between the Parties dated June 24, 2002. All information to be kept confidential under such earlier confidentiality agreement as of the Effective Date shall be maintained as Confidential Information by the receiving Party under the obligations set forth in Article 8 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

10.9 Nonassignability; Binding on Successors. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating Party; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent (i) to an Affiliate of such Party or (ii) to its successor in interest in connection with any merger, consolidation, or sale of all or substantially all of the assets, or the sale or transfer of the business relating to the subject matter hereof, of such Party. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto.

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10.10 Excused Performance.

(a) If a Party is prevented from performing its obligations hereunder (other than the obligation to pay money that has come due pursuant to this Agreement) solely as a result of a strike, riot, war, invasion, act of God, fire, explosion, flood, act of government agency or instrumentality, judicial action, or similar event or condition, in each case which is outside the reasonable control of such party and which did not exist and was not reasonably foreseeable as of the date hereof (a “Force Majeure”), such Party’s performance hereunder will be temporarily excused as provided in this Section, only by the degree affected and after such Party has taken (and so long as such Party continues to take) all reasonable action to avoid being so affected; provided, that such party delivers to the other party written notice promptly upon learning of such event or condition, which notice shall include a detailed description of the event or condition and the anticipated effect on such Party’s ability to perform its obligations hereunder, as well as a reasonably detailed description of specific actions such Party plans to take to resume full performance hereunder.

(b) Upon giving notice to the other Party, a Party affected by a Force Majeure shall be excused from the performance of its obligations under this Agreement as described in Section 10.10(a), except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period (not to exceed [*]) that its performance of such obligations is prevented by such Force Majeure. If Supplier is the Party affected by the Force Majeure and has not fully resumed performance by the end of such period, Purchaser shall be entitled to exercise the Back-Up Manufacturing Right pursuant to Section 2.4(e) of the License Agreement. Nothing in this Section shall affect Purchaser’s right to cancel purchase orders as provided in Section 2.3 or Purchaser’s right to exercise the Back-Up Manufacturing Right under Sections 2.4(a) or 2.4(b) of the License Agreement.

(c) During the period that the performance by one of the Parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder (other than the obligation to pay money that has come due pursuant to this Agreement) to the extent that such suspension is commercially reasonable.

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10.11 Publicity. In the event either party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law (including applicable SEC rules and regulations) or stock exchange regulation; provided that, prior to disclosure of any provision of this Agreement to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of any information that either of the parties considers sensitive or confidential.

10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Supply Agreement as of the Effective Date.

CARDIOMEMS, INC.		MEDTRONIC, INC.

By:	/s/ David R. Stern	By:	/s/ Michael D. Ellwein

Name:	David R. Stern	Name:	Michael D. Ellwein

Title:	President & CEO	Title:	Vice President & Chief Development Officer

Date:	11/15/05	Date:

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EXHIBIT A

[*] SPECIFICATIONS

[*]

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EXHIBIT B

QUALIFIED VENDORS

[*]

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EXHIBIT C

ALTERNATIVE DISPUTE RESOLUTION

1.0 Arbitration. In the event the parties are unable to resolve a dispute using the escalation procedure described in Section 10.1(b), the parties agree that any and all disputes, claims or controversies arising out of or relating to this Supply Agreement shall be resolved by binding arbitration conducted as follows:

1.1 Notice. Notice of demand for binding arbitration shall be delivered to the other party in accordance with the provisions of the Supply Agreement. In no event may a notice of demand of any kind be filed more than two years after the date the claim, dispute, controversy, or other matter in question arose, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the demand shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

1.2 Binding Arbitration. Upon filing of a notice of demand for binding arbitration by either party, arbitration shall be commenced and conducted as follows:

a. Arbitrator. All claims, disputes, controversies, and other matters (collectively “matters”) in question shall be referred to and decided and settled by an arbitrator selected with assistance from the CPR Institute for Dispute Resolution (CPR). Selection of an arbitrator shall be made within [*] days after the date of the first notice of demand given pursuant to Section 1.1 and within [*] days after any resignation, disability or other removal of such arbitrator.

b. Costs of Arbitration. The cost of arbitration proceedings, including without limitation the arbitrator’s compensation and expenses, hearing room charges, court reporter transcript charges, etc., shall be borne by the parties equally or otherwise as the arbitrator may determine. The arbitrator may award the party that prevails substantially in its pre-hearing position part or all of its reasonable attorneys’ fees and costs incurred in connection with the arbitration. The arbitrator is specifically instructed to award attorneys’ fees for instances of abuse of the discovery process.

c. Location of Proceedings. All arbitration proceedings shall be held in [*], if the proceeding is initiated by Supplier, or in [*], if the proceeding is initiated by Purchaser, at a location selected by the initiating party in the applicable city.

d. Pre-hearing Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure subject to these limitations:

(1) Each party may serve no more than [*] sets of interrogatories;

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(2) Each party may depose the other party’s expert witnesses who will be called to testify at the hearing, plus [*] fact witnesses without regard to whether they will be called to testify (each party will be entitled to a total of not more than [*] hours per each deposition of the other party’s witnesses); and

(3) Document discovery and other discovery shall: (i) be limited to matters that are directly relevant and material to the matters, and (ii) be under the control of and enforceable by the arbitrator.

(4) Discovery disputes shall be decided by the arbitrator. The arbitrator is empowered:

(i) To issue subpoenas to compel pre-hearing document or deposition discovery;

(ii) To enforce the discovery rights and obligations of the parties;

(iii) To truncate discovery proceedings;

(iv) To further limit the number of witnesses involved in the proceeding;

(v) Otherwise to control the scheduling and conduct of the proceedings.

e. Conduct of Arbitration.

(1) Pre-hearing Conference. Within [*] days after appointment, the arbitrator shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

(2) Hearing Procedures. The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined;

(i) Documents shall be self-authenticating, subject to valid objection by the opposing party;

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent’s right of a live cross-examination of the witness in person;

(iii) Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party [*] days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person.

(iv) The hearing should be held on consecutive business days without interruption to the maximum extent practicable.

(v) The arbitrator shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

f. Governing Law. This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. § 1, et seq.).

g. Consolidation. No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than Affiliates of any such party, which Affiliates may be included in the arbitration), except by written consent of both parties containing a specific reference to this Agreement.

h. Award. The arbitrator is empowered to render an award of general compensatory damages, but are not empowered to award equitable relief (including, without limitation, injunctive relief), exemplary or punitive damages, or any additional damage award in any patent dispute for willful infringement, and each party agrees that it shall not seek such an award from the arbitrator. The award rendered by the arbitrator (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification.

i. Confidentiality. The parties hereto will maintain the substance of any proceedings hereunder in confidence and the arbitrator, prior to any proceedings hereunder, will sign an agreement whereby the arbitrator agrees to keep the substance of any proceedings hereunder in confidence.

j. Time Frame. To the fullest extent practicable pre-hearing discovery, pre-hearing conferences and hearing procedures shall be expedited and the parties shall use their best reasonable efforts to conclude such alternate dispute resolution proceeding within [*] days to the event feasible and practicable under the circumstances.

EXHIBIT D

COMPETITORS OF MEDTRONIC

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